EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”) effective as of March 6, 2006 (the “Effective Date”) between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and RONALD E. SALLUZZO (“Executive”).
1. CAPACITY AND DUTIES
     1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.
     1.2 Capacity and Duties.
          (a) Executive shall serve as the Executive Vice President, Chief Financial Officer, Secretary, and Treasurer of the Company. Executive shall perform duties and shall have authority as may from time to time be specified by the Chief Executive Officer and the Board of Directors of Company (the “Board”). Executive’s title and duties may be changed from time to time by the Chief Executive Officer and the Board; provided, however, that (i) Executive’s position, authority, duties, and responsibilities shall be no less senior and executive in nature than those of Chief Financial Officer and shall be consistent with those of a chief financial officer of a public company of the size and type similar to the Company, (ii) the duties assigned to the Executive shall be in all respects consistent with all applicable laws and regulations, and (iii) Executive’s title shall include at least “Chief Financial Officer”. Executive will report to the Chief Executive Officer of the Company.
          (b) Executive shall devote full time efforts to the performance of Executive’s duties hereunder, in a manner that will faithfully and diligently further the business and interests of Company; provided, however, that nothing in this Section 1.2(b) shall prevent or limit the Executive from serving on boards of directors (or similar governing bodies) of non-profit entities and, subject to prior mutual agreement with the Chief Executive Officer, on one public company board.
          (c) Executive acknowledges that Company’s reputation is important in the continued success of its business, and agrees that he will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, Company or its officers, employees, or directors in any manner; provided, however, that Executive may make such disclosures as may be required by law. Company acknowledges that Executive’s reputation is important to his continued success. Company agrees that it will not, and that it will use all reasonable efforts to cause its officers, employees, and directors not to, defame, disparage, or otherwise discuss or comment about Executive in such a manner as may adversely impact his reputation or public perception; provided, however, that Company may make such disclosures as may be required by law.
2. TERM OF EMPLOYMENT
     2.1 Term. The term of Executive’s employment hereunder, for all purposes of this Agreement, shall commence on the Effective Date (the “Commencement Date”) and continue through and including the earliest to occur of (i) June 30, 2007, if and as further extended to subsequent June 30ths as provided in this Section 2.1, (ii) the date on which Executive dies, and (iii) the date on which either the Company or Executive terminates Executive’s employment for any reason (the “Termination Date”). Except as hereinafter provided, on June 30, 2007 this Agreement shall be automatically extended for an additional one-year term, and if so extended shall be automatically extended for successive additional one-year terms, unless either the Executive or Company shall have given the other written notice of nonrenewal of this Agreement at least three (3) months prior to June 30, 2007, or if applicable any one-year extension term then in effect. If written notice of nonrenewal is given as provided above, Executive’s employment under this Agreement shall terminate on June 30, 2007, or if the term of this Agreement has automatically renewed, on the June 30 immediately following the date of the non-renewal notice.
3. COMPENSATION
     3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $325,000 per annum. The salary shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be adjusted; provided, however, that Executive’s Base Compensation shall not be less than $325,000.
     3.2 Signing and Performance Bonus.
          (a) As additional compensation for the services rendered by Executive to Company, Executive shall be paid a signing bonus of $50,000 payable on June 30, 2006 provided only that a Termination Date has not yet occurred caused by a termination by the Company for Cause or a termination by the Executive without Good Reason.
          (b) For fiscal years ending after July 1, 2006, as additional compensation for the services rendered by Executive to Company Executive shall be paid a performance bonus (“Performance Bonus”) payable in full at the same time as payment of other executive bonuses by the Company (generally targeted for payment within ninety (90) days after the end of the relevant fiscal year of the Company). The Performance Bonus award criteria and amounts shall be those established on an annual basis by the Compensation Committee of the Board of Directors of the Company based upon performance guidelines established for executive officers of the Company; provided, however, that the target bonus for Executive for the fiscal year ending June 30, 2007 shall be $150,000 provided that performance guidelines are met. No bonus will be due in the event that award criteria established by the Compensation Committee are not met.
     3.3 Employee Benefits. Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs, including medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident plans and programs, as may from time to time be provided by Company for its senior executives generally. In addition, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by Company for the benefit of its senior executives generally. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.3.
     3.4 Vacation. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than 20 days during each 12-month period. Any vacation days that are not taken in a given 12-month period shall accrue and carry over from year to year up to a maximum aggregate of 5 days. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine, and is entitled to the same sick leave and holidays provided to other executive officers of Company.
     3.5 Expense Reimbursement.
          (a) Company shall reimburse Executive for all reasonable and documented expenses incurred by him in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.
          (b) The Company shall reimburse the Executive for his reasonable costs up to a maximum of $10,000 incurred in the negotiation of this Employment Agreement and the related agreements related to stock options granted to Executive on the Effective Date.
          (c) The Company shall reimburse Executive for (i) reasonable relocation expenses, up to a maximum of $40,000, in connection with this relocation from Potomac, Maryland to Rochester, New York, and (ii) for periods prior to June 30, 2006, reasonable expenses for travel between his home in Potomac, Maryland and the Company’s headquarters in Rochester, New York and for temporary accommodations in Rochester, New York. In addition, the Company will pay to Executive a gross-up amount equal to the amount necessary to offset any applicable federal and state income taxes incurred by Executive by reason of Harris’s payment of the relocation expenses described in subsection (i) above (but not including any additional amount to offset any taxes on the gross-up amount paid pursuant to this clause).
     3.6 Stock Options.
          (a) On the Effective Date, the Company shall grant Executive options to purchase 350,000 shares of the Company’s stock with an exercise price equal to the fair market value of the stock as of the close of trading on the Effective Date.
          (b) The options described in Section 3.6(a) shall be granted under and pursuant to the Non-Qualified Stock Option Agreement annexed hereto as Exhibit A. The Company agrees to file, as soon as practicable after the Effective Date, to the extent it is then eligible to do so, a Form S-8 registration statement covering the shares of Company common stock underlying the options. The Company is eligible to file Form S-8 registration statements on the date of this Agreement.
     3.7 Term Life Insurance. In addition to the Company-paid life insurance made available to senior executives of the Company generally, the Company shall provide Executive with $250,000 face value of term life insurance as soon as reasonably practical after the date of this Agreement. Upon the request of the Executive made in connection with a Termination Date, the Company shall take all reasonable steps to provide Executive the right to continue such life insurance at his own expense after the Termination Date.
     3.8 Withholding. All payments under this Agreement shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

4. TERMINATION OF EMPLOYMENT
     4.1 Accrued Obligations. For purposes of this Agreement:
          (a) “Accrued Base Obligations” shall mean amounts for Base Compensation, expense reimbursement, and employee benefits which have accrued, vested, and are unpaid as of the Termination Date.
          (b) “Accrued Bonus Obligations” shall mean:
               (i) any unpaid Performance Bonus earned for any fiscal year ending on or after July 1, 2006 and before the Termination Date,
               (ii) for the year in which the Termination Date occurs if the Termination Date is subsequent to June 30, 2006, a prorated Performance Bonus for the partial-year period ending before the Termination Date if the Termination Date occurs in the last six months of the applicable fiscal year calculated by annualizing the short period before termination, and no prorated Performance Bonus if the Termination Date occurs in the first six months of the applicable fiscal year, and
               (iii) for the year in which the Termination Date occurs, if and only if the Termination Date is on or prior to June 30, 2006, $50,000 if such amount is otherwise payable pursuant to Section 3.2(a).
          (c) Accrued Base Obligations shall be paid within thirty (30) days after the Termination Date, and Accrued Bonus Obligations shall be paid on the date on which they would have been paid under this Agreement absent the occurrence of the Termination Date.
     4.2 Termination Procedures. Except as otherwise provided in this Agreement, any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
          No Notice of Termination of Executive for Cause shall be given by the Company unless and until (i) adoption by the Board of Directors of Harris of a resolution, finding that in the good faith opinion of the Board of Directors Executive is guilty of the conduct described in the definition of Cause, after at least five (5) business days notice is provided to Executive, such notice to include in reasonable specificity the alleged conduct justifying such termination for Cause, and (ii) an opportunity is given to Executive, together with counsel, to be heard by the Board of Directors of Harris at a meeting (which may be held by telephonic conference call). This Section 4.2 shall not prevent Executive from challenging, pursuant to Section 6.1, the Board’s determination that Cause exists, or that Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement, that purportedly formed the basis for the Board’s determination.

     4.3 Death of Executive. If Executive dies prior to a Termination Date that otherwise occurs, Company shall not thereafter be obligated to make any further payments hereunder other than amounts for Accrued Base Obligations and Accrued Bonus Obligations.
     4.4 Disability of Executive. If Executive is permanently disabled (as defined in Company’s long-term disability insurance policy then in effect), then the Board shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such disability (“Disability”). In the event Executive’s employment is terminated for Disability in accordance with this Section 4.4, Company shall not be obligated to make any further payments hereunder except for Accrued Base Obligations and Accrued Bonus Obligations.
     4.5 Termination for Cause.
          (a) Executive’s employment hereunder shall terminate immediately upon a Notice of Termination from the Company that Executive is being terminated for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than Accrued Base Obligations and Accrued Bonus Obligations.
          (b) “Cause” shall be limited to the following:
               (i) willful failure to substantially perform Executive’s duties as described in Section 1.2 after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has not substantially performed Executive’s duties and Executive’s failure to cure such non-performance within ten (10) days after receipt of the Company’s written demand; provided, however, that a failure to perform such duties during the remedy period set forth in subsection (i) of the definition of Good Reason set forth in Section 4.7 hereof, following the issuance of a Notice of Termination (as herein defined) by Executive for Good Reason, shall not be Cause unless an arbitrator acting pursuant to Section 6.1 hereof finds Executive to have acted in bad faith in issuing such Notice of Termination;
               (ii) willful conduct that is materially and demonstrably injurious to Company or any of its subsidiaries, but not including good faith conduct taken without intention to injure the Company or its subsidiaries that, at the time engaged in, could not reasonably be expected to be more likely than not to be materially injurious to the Company; or
               (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude or, if not including moral turpitude, provided the act giving rise to such conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries;
               (iv) material violation of Section 5 of this Agreement, or material violation of Company polices set forth in Company manuals or written statements of policy provided in the case of violation of policy that such violation is either materially and demonstrably injurious to Company or, if curable, continues for more then three (3) days after written notice thereof is given to Executive by the Company; and

               (v) material breach of any material provision of this Agreement by Executive, which breach continues for more than ten days after written notice thereof is given by the Company to Executive.
     4.6 Termination Without Cause or by Executive for Good Reason.
          (a) The Company reserves the right to terminate Executive’s employment at any time. If, however, a Termination Date occurs due to Company terminating Executive without Cause or Executive terminating for Good Reason, then Company shall have no further obligations under this Agreement except that Company shall pay to Executive the amounts shown in Section 4.6(b). Section 4.6(b) shall not apply to (i) termination in the ordinary course on any applicable June 30 if the term of this Agreement is not automatically renewed, which circumstance is covered by Section 4.6(c)) (ii) termination for Cause which circumstance is covered by Section 4.5, (iii) termination by Executive without Good Reason which circumstance is covered by Section 4.7, (iv) termination by reason of death which circumstance is covered by Section 4.3, or (v) termination by reason of Disability which circumstance is covered by Section 4.4.
          (b) If Company terminates Executive without Cause or Executive terminates with Good Reason, then the Company shall pay to Executive:
               (i) the Accrued Base Obligations through the Termination Date, payable promptly after the Termination Date,
               (ii) any unpaid Performance Bonus earned for any fiscal year ended before the Termination Date payable the later of (A) the date on which such Performance Bonus would be paid absent termination and (B) the date 30 days after the Termination Date,
               (iii) the Performance Bonus, if any is earned, for the fiscal year in which the Termination Date occurs, allocable to and prorated for the period prior to termination, calculated by annualizing any short period before termination, calculated and payable when Performance Bonuses for the applicable year are paid to all other Company senior executives,
               (iv) Base Compensation through and including the date one year after the Termination Date, payable at the same times as paid under Section 3.1; and
               (v) benefits as required by Section 3.3 of this Agreement during the same period that Base Compensation is due under Section 4.6(b)(iv); provided, however, if Executive, Executive’s spouse or Executive’s dependents are ineligible to participate in the Company benefit programs under Section 3.3, the Company shall arrange to provide Executive, Executive’s spouse and Executive’s dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive, and further provided that such benefits become secondary to primary coverage upon the date or dates Executive receives coverage and benefits which are substantially similar, taken as a whole, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer.
          (c) If this Agreement is terminated in the ordinary course on any applicable June 30 because of a non-renewal notice given by the Company under Section 2.1, then

Company shall have no further obligations under this Agreement except that Company shall pay to Executive the payments to which the Executive would be entitled under Section 4.6(b)(i), (ii), (iii), (iv), and (v). If this Agreement is terminated in the ordinary course on any applicable June 30 because of a non-renewal notice given by the Executive under Section 2.1, then Company shall have no further obligations under this Agreement except that Company shall pay to Executive the payments to which the Executive would be entitled under Section 4.6(b)(i), (ii), and (iii).
     4.7 Termination by Executive without Good Reason. In the event Executive’s employment is voluntarily terminated by Executive without Good Reason (and Executive may terminate this Agreement without Good Reason upon fifteen (15) days prior notice), Company shall not be obligated to make any further payments to Executive hereunder other than Accrued Base Obligations and Accrued Bonus Obligations through the Termination Date.
          “Good Reason” shall mean the following:
               (i) material breach of Company’s obligations hereunder, including any assignment of duties not included within the Executive’s duties described in Section 1.2 unless previously agreed to in writing by Executive, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within fifteen (15) days thereafter;
               (ii) any decrease in Executive’s salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally and that do not result in a decrease in Executive’s annual salary below $325,000 per annum;
               (iii) the failure of Executive to continue to be appointed to the position of Chief Financial Officer; or
               (iv) the failure of any successor in interest of the Company to be bound by the terms of this Agreement in accordance with Section 6.4 hereof.
Notwithstanding subsections (i) and (iii) above, after a Change of Control, Good Reason shall not include a change of title, reporting line, responsibilities, and duties so long as such changed title, reporting line, and reassignment of executive duties are at a level commensurate with the level of participation of the Company in the controlling person (such as, for example, executive duties at a divisional, subsidiary, or group level, if the Company becomes a division, subsidiary, or group within the controlling person), or assignment of other duties not materially inconsistent with duties appropriate for a past chief financial officer; provided, that following such Change in Control, Executive remains the highest ranking financial officer of such division, subsidiary or group within the controlling person.
          Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment for Good Reason within one hundred and eighty (180) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify a termination date within thirty (30) days after the date of such notice except for termination under subsection (i) in which case the termination date shall be as provided in such subsection. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 4.7, Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the

Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in this Section 4.7, shall be binding on Executive.
     4.8 Mitigation. Executive shall not be required to mitigate amounts payable under this Section 4 by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.
     4.9 Change of Control.
          (a) If Executive is terminated without Cause, a Termination Date occurs on a June 30 due to non-renewal by the Company of the term of this Agreement under Section 2.1, or Executive terminates his employment for Good Reason, in each such case during the fifteen-month period following a Change of Control (as defined below), then in addition to payments and benefits to which Executive is entitled under Section 4.6, Executive also shall receive reimbursement for reasonable (in the discretion of the Company) and actual expenses incurred by Executive for six months of out-placement services.
          (b) If a Change of Control shall have occurred:
               (i) after such Change of Control Executive’s entitlement to Bonus under Section 3.2(b) may be modified by the new controlling Person in a reasonable manner (not to be less favorable to the Executive than the manner in which bonus calculations are modified for other executive officers) so that such Bonus is calculated with reference to a performance-based bonus plan provided by the new controlling Person; and
               (ii) after such Change of Control Executive’s entitlement to payments and benefits under Sections 3.3 and 3.4 may be modified by the new controlling Person to entitlement to those benefits generally provided to executives of the new controlling Person.
          (c) A “Change of Control” shall be deemed to have occurred if:
               (i) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
               (ii) the stockholders of the Company approve a complete liquidation or dissolution of the Company, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of subsection (iii) or (iv) below;

               (iii) any consolidation or merger of the Company occurs; or
               (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for fifty percent (50%) or more of total assets, fifty percent (50%) or more of the total revenues, or stock accounting for fifty percent (50%) or more of voting power, of the Company occurs;
other than, in case of either subsection (iii) or (iv), a transaction in which immediately following such transaction, (x) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the surviving entity in the case of a merger or consolidation or acquiring entity in the case of a transfer (in each case, the “Surviving Entity”) entitled to vote generally in the election of directors (or other determination of governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by all or substantially all of the individuals and entities who were the owners of Company common stock immediately prior to such transaction in substantially the same proportion, as among themselves, as their ownership of such common stock immediately prior to such transaction, or (y) a majority of the directors (or other governing body) of the Surviving Entity consists of members of the Board of Directors of the Company in office during the twelve months preceding the applicable transaction.
          (d) If all or any portion of the payments or other benefits paid or payable to Executive under this Agreement and under any other plan, program or agreement of the Company or its affiliates, in each case, however, in connection with or after a Change of Control, are determined to constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and as it may be amended on or after the date of this Agreement (the “Code”), and results in the imposition on Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Executive is entitled under this Agreement, Harris shall pay to Executive an amount equal to the sum of (i) the excise taxes payable by Executive by reason of receiving excess payments; and (ii) a gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, or other taxes incurred by Executive by reason of Harris’s payment of the excise tax described in (i) above (but not including any additional amount to offset any taxes on the gross-up amount paid pursuant to this subclause (ii)).
5. NON-COMPETITION AND CONFIDENTIALITY
     5.1 Non-Competition.
          (a) During the period that Executive is employed by the Company, and for a period of one year after the Termination Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market’s National Market, shall not constitute a breach of this

Section 5, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.
          (b) For purposes of this Section 5.1, the term “Competing Business” shall mean any business or venture which is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with the Company, and the term “Affiliate” of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract, or otherwise.
     5.2 No Solicitation. During the Noncompetion Period, the Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or former employee of Company in a Competing Business or any other business unless such former employee shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one-year period, (ii) interfere in any manner with the relationship between any employee and Company, or (iii) contact, service or solicit any existing clients, customers or accounts of Company on behalf of a Competing Business, either as an individual on Executive’s own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.
     5.3 Confidential Information.
          (a) “Confidential Information” shall mean all proprietary or confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, production, distribution and sales information, distribution methods, data, specifications, technologies, methods, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.
          (b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive’s entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the “Inventions”), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by solely or jointly, in whole or in part prior to the Termination Date which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of the Company (collectively, the “Transferred Property”). Executive shall make adequate written records of all Inventions, which records shall be Company’s property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the term of this Agreement or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.
          (c) All Confidential Information is considered secret and will be disclosed to the Executive in confidence, and Executive acknowledges that, as a consequence of Executive’s employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive’s duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of Executive’s obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company) or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.
     5.4 Consideration for Section 5 Covenants. In consideration of the covenants contained in this Section 5, the Company is willing to incur the payment and related obligations under this Agreement, including in particular and without limitation those obligations under Section 4.6(b)(iv). Executive acknowledges and agrees that the Company’s entry into this Agreement and its incurrence of the related payment and other obligations hereunder are fair and adequate consideration for the Executive’s obligations under this Section 5, and that the Company has advised Executive that it would not bind itself in advance to the obligations hereunder but for Executive’s agreement to this Section 5. In this regard, the Executive understands that the provisions of this Section 5 may limit Executive’s ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (i) the provisions of Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (ii) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (iii) the Company’s advance agreement to make payments under the various circumstances set forth in this Agreement provide Executive with benefits adequate to fully compensate Executive for any lost opportunity due to the operation of Section 5. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.
     5.5 Acknowledgement; Remedies; Survival of this Agreement.
          (a) Executive acknowledges that violation of any of the covenants and provisions set forth in Section 5 of this Agreement would cause Company irreparable damage and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach this Section 5 hereof, such breach or threatened breach will entitle Company (i) to terminate its obligations to make further payments otherwise required under this Agreement, and (ii) to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining Executive or using any such Confidential Information, and to enjoin Executive from rendering personal services to or in connection with any Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.
          (b) The provisions of this Section 5 shall survive the termination of Executive’s employment with Company.
6.	MISCELLANEOUS
     6.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Rochester, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.7 hereof.
     6.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by an arbitrator or court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the arbitrator or court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of the Agreement valid, enforceable and lawful.
     6.3 Key Employee Insurance. Company in its sole discretion shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.
     6.4 Assignment; Benefit. This Agreement shall not be assignable by Executive, other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except to any successor to the Company’s business and/or assets (by merger, purchase of stock or assets, or otherwise) which, to the extent not otherwise automatically provided by operation of law, expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.
     6.5 Notices. All notices hereunder shall be in writing and shall be deemed sufficiently given (i) if hand-delivered, on the date of delivery, (ii) if sent by documented overnight delivery service, on the first business day after deposit with such service for overnight delivery, and (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after deposit in the U.S. mail, in each case addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(i)	If to Company:

Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
Attention: Chief Executive Officer

With Copies To:

Beth Ela Wilkens, Esq.
Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534

(ii)	If to Executive:

Ronald E. Salluzzo
10117 Meyer Point Terrace Potomac, Maryland 20854

     6.6 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.
     6.7 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. Subject to Section 6.1 of this Agreement, the parties hereto expressly consent to the jurisdiction of any state or federal court located in the State of New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6. hereof.
     6.8 Prevailing Party. Should either party breach the terms of this Agreement, the prevailing party who seeks to enforce the terms and conditions of this Agreement shall be entitled to recover its attorneys fee and disbursements.
     6.9 Headings; Counterparts; Interpretation. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.
     The Company and the Executive each acknowledge that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.
     6.10 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.
[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ Gregory T. Novak

Gregory T. Novak
Chief Executive Officer

/s/ Ronald E. Salluzzo

RONALD E. SALLUZZO

EXHIBIT A
(FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT)
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Harris Interactive Inc. (the “Company”) This Agreement is made in connection with the Employment Agreement between the Company and the Participant effective March 6, 2006, as the same may be modified, extended, restated, or replaced from time to time (the “Employment Agreement”).
     IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
(a)	The “Participant” is Ronald E. Salluzzo.

(b)	The “Grant Date” is March 6, 2006.

(c)	The number of “Covered Shares” shall be 350,000 shares of Stock.

(d)	The “Initial Exercise Date” is March 6, 2007.

(e)	The “Exercise Price” is $ per share.

(f)	The “Stock” shall be par value $.001 shares of common stock of the Company.
Other terms used in this Agreement are defined in Section 12 and elsewhere in this Agreement.
     2. Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an incentive stock option as defined in the Plan and in Section 422(b) of the Code.
     3. Date of Exercise. The Option shall become exercisable with respect to:
(a)	1/4th of the Covered Shares as of the Initial Exercise Date; and

(b)	1/48th of the Covered Shares as of the end of each of the next 36 calendar months thereafter, provided, however, that to the extent that the Option has not become exercisable on of before the Participant’s Date of Termination, such Option shall no longer become exercisable in accordance with the foregoing schedule as of any date subsequent to the Participant’s Date of Termination except as provided in the immediately following paragraph. Exercisability under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Covered Shares until the Expiration Date (described in Section 4 below).
     Notwithstanding the foregoing provisions of this Section 3, the Option shall become immediately exercisable with respect to all of the Covered Shares (whether or not previously vested) upon the occurrence of either (i) the Participant’s Date of Termination by reason of the Participant’s death or Disability if such Date of Termination is after the Initial Exercise Date, or (ii) the date of a Change in Control if the Participant’s Date of Termination does not occur before such Change in Control.
     4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:
     (a) the ten-year anniversary of the Grant Date;
     (b) if the Participant’s Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;
     (c) if the Participant’s Date of Termination occurs for reasons other than death or Disability, three months after the Date of Termination; and
     (d) the date of termination of Participant’s employment by virtue of the breach by Participant of his or her obligations under Section 8 of this Agreement.
In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option to the extent such exercise is otherwise permitted by this Agreement.
     Any Option exercised subsequent to the Participant’s Date of Termination as permitted hereunder shall be exercisable only to the extent vested at the time of the Participant’s Date of Termination, regardless of the reason for the termination, and no extension of time beyond the Participant’s Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.
     5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with, and which must be received by, the Secretary of the Company (or if the Participant is then the Secretary, by the Manager of External Reporting of the Company, or person holding the then equivalent position) at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, or, at the discretion of the Committee at any time: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Committee (including, if the Committee so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
     6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.
     7. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or the Participant’s legal guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant or the Participant’s Immediate Family or to a partnership or limited liability company for the exclusive benefit of the Participant or one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.
     8. Non-Competitive Agreement. In consideration of, and as a condition to, the grant of the Option and in consideration of the other rights and privileges of a Participant of the Company, Participant agrees that during the term of Participant’s employment or other contractual relationship giving rise to Participant’s services on behalf of the Company, he shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, that competes in any manner with the Company. Furthermore, Participant agrees that, for a period of one year after voluntary termination of his employment or other contractual relationship giving rise to Participant’s services on behalf of the Company, Participant shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, solicit or otherwise deal in any way with any of the clients or customers of the Company as of the time of his voluntary termination (including any client to whom the Company has sold services or products in the two years prior to termination and any prospective client or customer for whom a bid has been prepared within the previous six months) with respect to any services or products competitive with those of the Company. Participant acknowledges that the Company’s legal remedies for a breach of this provision shall be inadequate and that the Company shall be entitled to obtain injunctive relief to enforce this provision.
     9. Limit on Distribution. Distribution of shares of Stock shall be subject to the following:
     (a) Notwithstanding any other provision of this Agreement, the Company shall have no liability to deliver any shares of Stock or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
     (b) To the extent that this Agreement provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or a national market system, including without limitation the Nasdaq National Stock Market.
     (c) No fractional shares of Stock shall be issued or delivered pursuant to the Option, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares of Stock or any rights thereto shall be canceled.
     10. Extraordinary Events. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will make any appropriate adjustments to the number of Covered Shares to preserve the benefits or potential benefits of this Agreement. Action by the Committee may include adjustment of (i) the number and kind of shares which may be delivered hereunder, (ii) the Exercise Price, and (iii) any other adjustments that the Committee determines to be equitable. The Committee’s good faith determination of the adjustment absent manifest error shall be binding on the Participant.
     11. Limitation of Implied Rights.
     (a) Neither a Participant nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability hereunder. A Participant shall have only a contractual right to the Stock to the extent provided herein, unsecured by any assets of the Company or any Related Company. Nothing contained herein shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.
     (b) This Agreement does not constitute a contract of employment, and does not give Participant any right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit hereunder, unless such right or claim has specifically accrued under the terms of this Agreement. The Option hereunder does not confer upon the Participant any right as a stockholder of the Company prior to the date on which the Participant exercises the Option in accordance with the terms of this Agreement.
     12. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Employment Agreement. For purposes of this Agreement, the terms listed below shall be defined as follows:
     (a) “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company and its Related Companies terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
     (b) “Committee” means the Compensation Committee of the Board of Directors of the Company.
     (c) “Fair Market Value” shall be determined according to the following rules:
          (i) If the Stock is at the time listed or admitted to trading on any stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq Small Cap Market of the Nasdaq Stock Market, then its Fair Market Value shall be the reported closing sale price of the Stock (or the closing bid if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of determination.
          (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.
          (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined in good faith by the Committee.
     (d) “Related Companies” means (i) any Person during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any Person during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any

Person that is a successor to the Company, or by any Person that is a Related Company by reason of clause (i) next above.
     13. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary. Neither the benefits or obligations under this Agreement may be transferred or assigned by Participant except as otherwise expressly provided herein or in the Plan.
     14. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     15. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
     THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS A COPY SIGNED BY THE PARTICIPANT IS DELIVERED TO THE COMPANY WITHIN THIRTY (30) DAYS AFTER THE DATE HEREOF.
     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant	HARRIS INTERACTIVE INC.

By:

RONALD E. SALLUZZO	Title:	Chief Executive Officer